UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 8, 2004
Date of Report (Date of earliest event reported)

STARBUCKS CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-20322 (Commission File Number)	91-1325671 (IRS Employer Identification No.)

2401 Utah Avenue South
Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On December 8, 2004, Starbucks Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Orin C. Smith, president and chief executive officer and a member of the Board of Directors of the Company. The Agreement is filed with this report as Exhibit 10.1, and the material terms and conditions of the Agreement are described below.

Duties

     Under the Agreement, Mr. Smith will continue to serve as president and chief executive officer of the Company through March 31, 2005. From April 1, 2005 through June 30, 2007, Mr. Smith will have the title of former ceo and will be asked to provide reasonable advisory services from time to time on an “as needed” basis through the chairman and chief global strategist or through the president and chief executive officer of the Company, or any of their respective designees.

Base Salary

     Through March 31, 2005, Mr. Smith will continue to receive his current base salary, which annualizes to $1,190,000. From April 1, 2005 through June 30, 2007, Mr. Smith will be paid a salary that annualizes to $25,000. In the event that Mr. Smith dies before July 1, 2007, the Company will pay his estate a single sum equal to the unpaid salary he would have received through the full term of the Agreement.

Bonus

     As determined in accordance with the terms of the Company’s Executive Management Bonus Plan (the “EMB Plan”), Mr. Smith will receive a bonus in December 2004 based on the performance goals established for him by the independent members of the Company’s Board of Directors (the “Independent Directors”) for the fiscal year ended October 3, 2004 (“Fiscal 2004”). Depending upon the Company’s performance and in accordance with the terms of the EMB Plan, Mr. Smith will be eligible for a pro rated bonus for the Company’s fiscal year ending October 2, 2005 (“Fiscal 2005”) based on the approximately six months during Fiscal 2005 during which Mr. Smith will have served as the Company’s president and chief executive officer. Any bonus paid to Mr. Smith for Fiscal 2005 under the EMB Plan will be subject to the approval of the Compensation and Management Development Committee (the “Compensation Committee”) and of the Independent Directors. Mr. Smith’s Fiscal 2004 bonus of $2.38 million was approved by the Compensation Committee and the Independent Directors in November 2004. Earlier in Fiscal 2004, Mr. Smith received a discretionary bonus of $110,000 paid to him in recognition of the Company’s extraordinary performance in the first quarter of Fiscal 2004.

Stock Options

     Upon the approval of the Compensation Committee and of the Independent Directors, in November 2004 Mr. Smith was granted an option to purchase 500,000 shares of the Company’s common stock, which represents a full grant for his service in fiscal 2004 as president and chief executive officer of the Company. The options were granted pursuant to the terms of the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan – 1994, as amended (the “Key Employee Plan”). These stock options and all other stock options held by Mr. Smith will vest in accordance with the terms under which they were originally granted.

Benefits

     Through March 31, 2005, Mr. Smith will continue to enjoy all current benefits as the Company’s president and chief executive officer. From April 1, 2005 through June 30, 2007, Mr. Smith will opt out of all benefit programs the Company makes available to its employees, and will have no access to any Company airplane unless he is traveling with the president and chief executive officer or the chairman and chief global strategist or if he is invited to travel with a group of Company employees on a specific business trip.

Termination

     The Company may terminate the Agreement if Mr. Smith is unable to perform his duties because of physical or mental disability. The Agreement may also be terminated “for cause” to include, but not be limited to, Mr. Smith’s unreasonable refusal to perform his duties or any material violation of the Company’s Standards of Business Conduct. Mr. Smith may terminate the Agreement before July 1, 2007 by providing the Company with written notice of his resignation.

Expenses and Administrative Support

     The Company will reimburse Mr. Smith for all reasonable and customary expenses incurred by him in performing his duties under the Agreement, including, but not limited to, reasonable travel expenses. To assist Mr. Smith in his advisory role, the Company will continue to provide an office, computer, cell phone and administrative and secretarial assistance as needed to perform his Starbucks duties. In addition, Mr. Smith will continue to have access to the Company’s corporate offices and parking garage, subject to Mr. Smith paying the regular parking fee.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated December 8, 2004 between Starbucks Corporation and Orin C. Smith.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: December 10, 2004	By:	/s/ Michael Casey

Michael Casey
executive vice president and chief financial officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated December 8, 2004 between Starbucks Corporation and Orin C. Smith.

5